Exhibit 2.5

DESCRIPTION OF SHARE CAPITAL OF MEGA MATRIX INC. (THE “COMPANY”)

The following description of the material terms of the Company’s Ordinary Shares includes a summary of specified provisions of the memorandum and articles of association of the Company in effect as of the date of this filing.

Authorized Share Capital

The Company is authorized to issue shares totaling US$120,000, divided into (i) 100,000,000 Class A ordinary shares of par value US$0.001 each (“Class A Shares”), (ii) 10,000,000 Class B ordinary shares of par value US$0.001 each (“Class B Shares”, together with Class A Shares, “Ordinary Shares”) and (iii) 10,000,000 preferred shares of par value US$0.001 each (“Preferred Shares”). The board of directors of the Company is authorized to issue these shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the Ordinary Shares, at such times and on such other terms as they think proper.

Ordinary Shares

General

The Company is authorized to issue 100,000,000 Class A Shares and 10,000,000 Class B Shares. All of the Company’s outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form. The Company’s shareholders, whether or not they are non-residents of the Cayman Islands, may freely hold and transfer their Ordinary Shares in accordance with the memorandum and articles of association of the Company.

Dividends

The holders of Ordinary Shares of the Company are entitled to such dividends as may be declared by the Company’s board of directors. The memorandum and articles of association of the Company provide that its board of directors may declare and pay dividends if justified by the Company’s financial position and permitted by law.

Voting Rights

Each Class A Share shall be entitled to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Share shall be entitled to fifty (50) votes on all matters subject to vote at general meetings of the Company. Class A Shares and Class B Shares shall at all times vote together as one class on all resolutions submitted to a vote by the shareholders. In respect of all matters subject to a shareholders’ vote, each Ordinary Share of the Company is entitled to one vote. Voting at any meeting of shareholders is by show of hands unless voting by way of a poll is required by the rules of any stock exchange on which the Company’s shares are listed for trading, or a poll is demanded by the chairman of such meeting or one or more shareholders who, individually or collectively, holding not less than 10% of the total voting rights of all shareholders having the right to vote at the meeting. A quorum required for a meeting of shareholders (for as long as the Company’s Class A Shares are listed on the stock exchange) consists of one or more shareholders who holds shares that represent at least one-third of the Company’s issued voting shares. Shareholders’ meetings, if the directors consider necessary or desirable, may be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Extraordinary general meetings may be called by a majority of the Company’s board of directors or upon a requisition of shareholders holding at the date of deposit of the requisition not less than 10% of the rights to vote at such general meeting. At least seven clear days’ notice of a general meeting must be given to the shareholders. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the Ordinary Shares of the Company cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the Ordinary Shares of the Company cast at a meeting. A special resolution will be required for important matters such as a change of name or making changes to the memorandum and articles of association of the Company.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of the Company’s shareholders may transfer all or any of his or her Ordinary Shares of the Company by an instrument of transfer in the usual or common form or any other form approved by the Company’s board of directors. The Company’s board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Shares of the Company irrespective of whether the shares are fully paid or the Company has no lien over it. If the Company’s board of directors refuses to register a transfer, it shall, within two months after the date on which the transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The Company intends to waive its right to refuse transfers of any Ordinary Shares of the Company. The registration of transfers may, after compliance with any notice required of the stock exchange on which the Company’s shares are listed, be suspended at such times and for such periods as the Company’s board of directors may determine, provided, however, that the registration of transfers shall not be suspended for more than 45 days in any year as the Company’s board of directors may determine.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

The Company’s board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares of the Company in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The Ordinary Shares of the Company that have been called upon and remain unpaid are subject to forfeiture.

Class B Share Conversion Rights

Each Class B Share is convertible into one (1) Class A Share at any time by the holder thereof. The number of Class B Shares held by a holder thereof will be automatically and immediately converted into an equal and corresponding number of Class A Shares upon any of the following events, and no further Class B Shares shall be issued by the Company thereafter:

(a) Any direct or indirect sale, transfer, assignment or disposition of such number of Class B Shares by the holder thereof or an affiliate of such holder or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Shares through voting proxy or otherwise to any person or entity that is not a charitable trust for which the voting control remains with such holder. For the avoidance of doubt, the creation of any pledge, charge, encumbrance or other third party right of whatever description on any of the Class B Shares to secure contractual or legal obligations shall not be deemed as a sale, transfer, assignment or disposition unless and until any such pledge, charge, encumbrance or third party right is enforced and results in the third party holding directly or indirectly beneficial ownership or voting power through voting proxy or otherwise to the related Class B Shares, in which case all the related Class B Shares shall be automatically converted into the same number of Class A Shares.

(b) The Management Shareholder, which is designated as Yucheng Hu, chairman, director, chief executive officer and president, ceasing to be a director, officer or employee of the Company;

(c) The total number of issued and outstanding Class B Shares beneficially owned by all Management Shareholders collectively is less than 5% of the total number of issued and outstanding Ordinary Shares; or

(d) The Management Shareholder being permanently unable to attend board meetings and manage the business affairs of the Company as a result of incapacity solely due to his or her then physical and/or mental condition (which, for the avoidance of doubt, does not include any confinement against his or her will).

Class A Shares are not convertible into Class B Shares under any circumstances.

Redemption of Ordinary Shares

The Companies Act and the Company’s memorandum and articles of association permit the Company to purchase its own shares. In accordance with the Company’s articles of association, provided the necessary shareholders or board approval have been obtained, the Company may issue shares on terms that are subject to redemption at its option on such terms and in such manner, provided the requirements under the Companies Act have been satisfied, including out of capital, as may be determined by the Company’s board of directors.

Inspection of Books and Records

Holders of the Company’s Ordinary Shares have no general right under the Company’s memorandum and articles of association to inspect or obtain copies of the Company’s list of shareholders or corporate records. However, the Company will provide its shareholders with annual audited financial statements.

Issuance of Additional Shares

The Company’s memorandum and articles of association authorizes the Company’s board of directors to issue additional Ordinary Shares from time to time as the Company’s board of directors shall determine, to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of Ordinary Shares of the Company.

Anti-Takeover Provisions

Some provisions of the Company’s memorandum and articles of association may discourage, delay or prevent a change of control of the Company or management that shareholders may consider favorable, including provisions that limit the ability of shareholders to requisition and convene general meetings of shareholders. The Company’s memorandum and articles of association allow the Company’s shareholders holding shares representing in aggregate not less than 10% of all votes attaching to all of the Company’s paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of shareholders of the Company, in which case the Company’s directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting. The Company’s authorized but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares of the Company could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Preferred Shares

The Company is authorized to issue 10,000,000 preferred shares of par value US$0.001 each.

The Company’s directors may fix, by resolution or resolutions, the designation of such series and the number of preferred shares of the Company to constitute such series, and the variations in the relative rights (including, without limitation, voting, dividend, return of capital, redemption, liquidation, and conversion rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) shall be fixed and determined by the directors.

NYSE American

The Company’s Class A Shares are listed on the NYSE American under the symbol “MPU.” The Company is a foreign private issuer and will follow certain home country corporate governance practices, which practices are different from practices afforded to shareholders of non-foreign private issuers companies that are subject to all NYSE American corporate governance requirements.

Transfer Agent

The transfer agent and registrar for the Company’s Class A Shares is Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561.

Exempted Company

The Company is an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

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